Exhibit 99.1

Contact:                John L. Morgan

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES INCREASE IN CASH DIVIDEND

Minneapolis, MN (April 30, 2014)  —  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved an increase in its regular quarterly cash dividend to shareholders.  The quarterly dividend of $0.06 per share represents an increase of $0.01 from its previous dividend rate.  The cash dividend will be paid on June 2, 2014 to shareholders of record on the close of business on May 14, 2014.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business.  At March 29, 2014, there were 1,021 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Music Go Round® and Style Encore®.  An additional 117 retail franchises have been awarded but are not open.  In addition, at March 29, 2014, the Company had a lease portfolio equal to $40.0 million.